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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13 G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)



                          CODDLE CREEK FINANCIAL CORP.
                   ------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
                    ----------------------------------------
                         (Title of Class of Securities)


                                   191891 10 0
                       -----------------------------------
                                 (CUSIP Number)



                                December 31, 2001
                      -------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]        Rule 13d-1(b)
[ ]        Rule 13d-1(c)
[ ]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                       1

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-----------------------------------------
CUSIP No. 143874 10 5
-----------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

          Employee Stock Ownership Plan and Trust of Mooresville Savings Bank, Inc., SSB
          56-2062324




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    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a)  [ ]
                                                                        (b)  [ ]


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    3     SEC USE ONLY




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    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          North Carolina




--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

     NUMBER OF                88,159
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH:

                        --------------------------------------------------------
                              SHARED VOTING POWER
                         6
                              27,366

-------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                 7
                          88,159

                ----------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                 8
                          27,366

--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          115,525




--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

          [ ]


-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.52%

-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

           EP

-------------------------------------------------------------------------------



                                       2

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Item 1(a).        Name of Issuer:
---------         --------------

                  Coddle Creek Financial Corp.


Item 1(b).        Address of Issuer's Principal Executive Offices:
---------         -----------------------------------------------

                  347 North Main Street
                  Post Office Box 1117 (28115-1117)
                  Mooresville, North Carolina 28115-2453

Item 2(a).        Name of Person Filing:
---------         ---------------------

                  Employee Stock Ownership Plan and Trust of
                  Mooresville Savings Bank, Inc., SSB

Item 2(b).        Address of Principal Business Office:
---------         ------------------------------------

                  347 North Main Street
                  Post Office Box 1117 (28115-1117)
                  Mooresville, North Carolina 28115-2453


Item 2(c).        Citizenship:
---------         -----------

                  Not Applicable

Item 2(d).        Title of Class of Securities:
---------         ----------------------------

                  Common Stock, no par value

Item 2(e).        CUSIP Number:
---------         ------------

                  191891 10 0


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or
------  ------------------------------------------------------------
                  240.13d-2(b) or (c), check whether the person filing is a:
                  ----------------------------------------------------------

        (a)       [ ]  Broker or dealer registered under section 15 of the Act
                       (15 U.S.C. 78o).
        (b)       [ ]  Bank as defined in section 3(a)(6) of the Act
                       (15 U.S.C. 78c).
        (c)       [ ]  Insurance company as defined in section 3(a)(19) of the
                       Act 15 U.S.C. 78c).
        (d)       [ ]  Investment company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8).
        (e)       [ ]  An investment advisor in accordance withss.240.13d-1(b)
                       (1)(ii)(E);
                                       3

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        (f)      [X]   An employee benefit plan or endowment fund in accordance
                       with (S)240.13d-1(b)(1)(ii)(F);
        (g)      [ ]   A parent holding company or control person in accordance
                       with (S)240.13d-1(b)(1)(ii)(G);
        (h)      [ ]   A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i)      [ ]   A church plan that is excluded from the  definition of an
                       investment  company under section  3(c)(14) of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j)      [ ]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(e), check this box.  9


Item 4. Ownership:
------  ---------

                 (a)   Amount Beneficially Owned:  115,525 shares

                 (b)   Percent of Class:  16.52%

                 (c)   Number of shares as to which such person has:

                       (i)    sole power to vote or to direct the vote:   88,159

                       (ii)   shared power to vote or to direct the vote: 27,366

                       (iii) sole power to dispose or to direct the disposition of: 88,159

                       (iv)   shared power to dispose or to direct the
                              disposition of:   27,366


Item 5. Ownership of Five Percent or Less of a Class:
------  --------------------------------------------

                 Not applicable

Item 6. Ownership of More Than Five Percent on Behalf of Another Person:
------  ---------------------------------------------------------------

                 Not applicable

Item 7. Identification  and  Classification  of the  Subsidiary  Which  Acquired
------  ------------------------------------------------------------------------
                 the Security Being Reported on By the Parent Holding Company:
                 ------------------------------------------------------------

                 Not applicable



                                        4

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Item 8. Identification and Classification of Members of the Group:
------  ---------------------------------------------------------

                  Not applicable

Item 9. Notice of Dissolution of Group:
------  ------------------------------

                  Not applicable

Item 10.          Certification:
-------           -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    March 11, 2001               /s/ Donald R. Belk
                                      ------------------

                                            Donald R. Belk, not individually but
                                      solely as trustee under that certain
                                      Mooresville Savings Bank, Inc., SSB
                                      Employee Stock Ownership Trust effective as of December 5, 1997 by and between the above signed and Mooresville Savings
                                      Bank, Inc., SSB



                                            Jack G. Lawler, not individually but
                                      solely as trustee under that certain
                                      Mooresville Savings Bank, Inc., SSB
                                      Employee Stock Ownership Trust effective as of December 5, 1997 by and between the above signed and Mooresville Savings Bank, Inc., SSB


                                      Don E. Mills, Jr.
                                      -----------------

                                            Don E. Mills, Jr., not individually
                                      but solely as trustee under that certain
                                      Mooresville Savings Bank, Inc., SSB
                                      Employee Stock Ownership Trust effective as of December 5, 1997 by and between the above signed and Mooresville Savings Bank, Inc., SSB


                                      /s/ Claude U. Voils, Jr.
                                      ------------------------

                                      Claude U. Voils, Jr., not individually but solely as trustee under that certain Mooresville Savings Bank, Inc., SSB Employee Stock Ownership Trust effective as of December 5, 1997 by and between the above signed and Mooresville Savings Bank, Inc., SSB


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